Exhibit 2.1

Minco Gold Corporation

Condensed Interim Financial Statements

For the three and six months ended June 30, 2017 and 2016

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

(1)

NOTICE TO READER

Under National Instrument 51-102, Part 4, subsection 4.3(3) (a), if an auditor has not performed a review of condensed interim financial statements; they must be accompanied by a notice indicating that the financial statements have not been reviewed by an auditor.

The accompanying unaudited condensed interim financial statements of Minco Gold Corporation have been prepared by, and are the responsibility of, the Company’s management. The accompanying unaudited condensed interim financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board applicable to the preparation of interim financial statements, including IAS 34, Interim Financial Reporting.

Minco Gold Corporation’s independent auditor has not performed a review of these condensed interim financial statements in accordance with standards established by the Canadian Institute of Chartered Professional Accountants for a review of condensed interim financial statements by an entity’s auditor.

Dr. Ken Cai	Larry Tsang, CPA, CA
Chief Executive Officer	Chief Financial Officer

Vancouver, Canada

August 11, 2017

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Notes to Condensed Interim Financial Statements		9 - 16

1	General information and change of business	9
2	Basis of preparation	9
3	Cash and cash equivalents	9
4	Short-term investment	9
5	Investments at fair value	10
6	Investment in an associate	11
7	Share capitals	11
8	Related party transactions	13
9	Fair value measurements	14

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Minco Gold Corporation

Condensed Interim Statements of Financial Position

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

	June 30,	December 31,
	2017	2016
Assets	$	$
Current assets
Cash and cash equivalents (note 3)	4,343,259	4,575,119
Short-term investment (note 4)	1,561,316	3,352,062
Investments at fair value, current (note 5)	14,534,643	11,770,000
Receivables	35,981	169,380
Due from related parties (note 8)	29,872	223,672
Prepaid expenses and deposits	50,578	72,035
	20,555,649	20,162,268

Non-current assets
Long-term deposit	51,277	51,277
Property, plant and equipment	5,319	7,066
Investments at fair value, non-current (note 5)	519,340	537,860
	21,131,585	20,758,471
Liabilities
Current liabilities
Accounts payable and accrued liabilities	115,036	211,427

Equity
Equity attributable to owners of the parent
Share capital (note 7(a))	41,976,886	41,976,886
Contributed surplus	9,486,465	9,322,102
Deficits	(30,446,802)	(30,751,944)
	21, 016,549	20,547,044

Total liabilities and equity	21,131,585	20,758,471

Approved by the Board of Directors

(signed) Malcolm Clay	Director	(signed) Robert Callander	Director

The accompanying notes are an integral part of these condensed interim financial statements.

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Minco Gold Corporation

Condensed Interim Statements of Income (Loss)

For the three and six months ended June 30, 2017, and 2016

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
	$	$	$	$
Gain (loss) from investments at fair value (note 5) - Realized	46,991	-	46,991	-
- Unrealized	(2,658,959)	-	1,023,875	-
	(2,611,968)	-	1,070,866	-

Operating expenses
Accounting and audit	38,324	16,543	54,440	36,115
Amortization	874	1,013	1,747	2,025
Consulting	18,581	11,989	36,118	16,526
Directors’ fees	14,500	13,138	30,500	27,638
Exploration cost	-	28,770	-	119,768
Gain on legal settlement	-	(489,000)	-	(489,000)
Investor relations	746	529	9,785	10,956
Legal and regulatory	32,360	30,595	56,898	74,011
Office and miscellaneous	46,255	65,434	102,683	125,478
Investment investigation	37,316	35,000	83,631	66,450
Salaries and benefits	45,713	29,106	78,874	63,418
Share-based compensation (note 7(b))	101,229	23,993	164,363	66,854
Travel and transportation	3,433	5,366	13,154	9,030
Total operating expenses	339,331	(227,524)	632,193	129,269
Operating income (loss)	(2,951,299)	227,524	438,673	(129,269)
Finance income	8,932	16,060	18,474	32,622
Foreign exchange loss	(112,928)	15,411	(152,005)	(326,278)
Share of loss from an associate (note 6)	-	(46,060)	-	(435,676)
Dilution loss (note 6)	-	(57,940)	-	(67,125)
Net income (loss) for the period	(3,055,295)	154,995	305,142	(925,726)
Earnings (loss) per share
Basic	(0.06)	-	0.01	-
Diluted	(0.06)	0.00	0.01	(0.02)
Weighted average number of common shares outstanding Basic	50,733,381	50,699,843	50,733,381	50,641,436
Diluted	50,733,381	50,699,843	50,808,381	50,641,436

The accompanying notes are an integral part of these condensed interim financial statements.

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Minco Gold Corporation

Condensed Interim Statements of Comprehensive Income (Loss)

For the three and six months ended June 30, 2017, and 2016

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

	Three months ended		Six months ended
		June 30,		June 30,
	2017	2016	2017	2016
	$	$	$	$
Net income (loss) for the period	(3,055,295)	154,995	305,142	(925,726)
Other comprehensive loss
Items that may be reclassified subsequently to profit or loss:
Exchange differences on translation from functional to presentation currency	-	(445,845)	-	(1,369,221)

Total comprehensive income (loss) for the period	(3,055,295)	(290,850)	305,142	(2,294,947)

The accompanying notes are an integral part of these condensed interim financial statements.

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Minco Gold Corporation

Condensed Interim Statements of Changes in Equity

For the six months ended June 30, 2017, and 2016

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

	Number of shares	Share capital	Contributed surplus	Accumulated other comprehensive income	Deficits	Subtotal
		$	$	$	$	$

Balance - January 1, 2016	50,581,381	41,911,823	9,247,685	2,763,940	(37,969,012)	15,954,436
Net loss for the period	-	-	-	-	(925,726)	(925,726)
Other comprehensive loss	-	-	-	(1,369,221)	-	(1,369,221)
Proceeds on issuance of shares from exercise of options	140,000	59,818	(24,151)	-	-	35,667
Share-based compensation	-	-	66,854	-	-	66,854
Balance - June 30, 2016	50,721,381	41,971,641	9,290,388	1,394,719	(38,894,738)	13,762,010

Balance - January 1, 2017	50,733,381	41,976,886	9,322,102	-	(30,751,944)	20,547,044

Net income for the period	-	-	-	-	305,142	305,142
Share-based compensation	-	-	164,363	-	-	164,363
Balance - June 30, 2017	50,733,381	41,976,886	9,486,465	-	(30,446,802)	21,016,549

The accompanying notes are an integral part of these condensed interim financial statements.

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Minco Gold Corporation

Condensed Interim Statements of Cash Flow

For the six months ended June 30, 2017, and 2016

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

	Six months ended June 30,
	2017	2016
Cash flow provided by (used in)	$	$
Operating activities
Net income (loss) for the period	305,142	(925,726)
Adjustments for:
Amortization	1,747	2,025
Share of loss from an associate (note 6)	-	435,676
Dilution loss	-	67,125
Foreign exchange loss	152,004	326,278
Gain on legal settlement	-	(489,000)
Gain on disposition of investments at fair value	(46,991)	-
Unrealized gain from investments at fair value	(1,023,875)	-
Share-based compensation (note 7 (b))	164,363	66,854
Purchase of short-term investment (note 4)	(20,013)	-
Redemption of short-term investment (note 4)	1,810,759	-
Purchase of investments at fair value (note 5)	(1,806,481)	-
Disposition of investments at fair value (note 5)	131,224	-
Changes in items of working capital:
Receivables	133,398	(29,895)
Due from (to) related parties	193,799	94,681
Prepaid expenses and deposits	21,456	41,051
Accounts payable and accrued liabilities	(96,388)	(266,786)
Net cash used in operating activities	(79,856)	(677,717)

Investing activities
Redemption of short-term investment	-	230,000
Net cash generated from investing activities	-	230,000

Financing activities
Proceeds from stock option exercises	-	35,667
Net cash generated from financing activities	-	35,667
Effect of exchange rate changes on cash and cash equivalents	(152,004)	(326,277)
Decrease in cash and cash equivalents	(231,860)	(738,327)
Cash and cash equivalents- Beginning of period	4,575,119	5,593,669
Cash and cash equivalents- End of period	4,343,259	4,855,342
Cash paid for income tax	-	-

The accompanying notes are an integral part of these condensed interim financial statements.

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Minco Gold Corporation

Notes to the Condensed Interim Financial Statements

For the three and six months ended June 30, 2017, and 2016

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

1.	General information and change of business

Minco Gold Corporation (“Minco Gold” or the “Company”) was incorporated in 1982 under the laws of British Columbia, Canada as Cap Rock Energy Ltd. The Company changed its name to Minco Gold in 2007. The registered office of the Company is 2772 - 1055 West Georgia Street, British Columbia, Canada.

The Company was previously an exploration stage enterprise engaged in exploration and evaluation of gold-dominant mineral properties and projects. On November 11, 2016, the Company submitted an application to the TSX for delisting from the TSX and listing on the TSX Venture Exchange (“TSX-V”) as a Tier 1 Investment Issuer. At the same time, the Company also changed its business from an exploration company into an investment issuer engaged in investing in privately and publicly traded companies.

The Company determined it has met the definition of investment entity under IFRS 10 Consolidated financial statements as of November 11, 2016. As such, the Company commenced accounting for its investment in Minco Silver Corporation (“Minco Silver”) at fair value through profit or loss (“FVTPL”) starting November 11, 2016 in accordance with IAS 39 Financial Instruments: recognition and measurement (“IAS 39”) (Note 5 and 6).

The Company received approval from TSX-V and the Company’s common shares commenced to trade on the TSX Venture exchange (TSX-V) under the symbol MMM on May 1, 2017.

2.       Basis of preparation

These condensed interim financial statements have been prepared under the historical cost convention, except for investments carried in FVTPL, and are in compliance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) applicable to the preparation of interim financial statements including IAS 34, Interim Financial Reporting. The condensed interim financial statements should be read in conjunction with the Company’s annual financial statements for the year ended December 31, 2016, which have been prepared in accordance with IFRS as issued by the IASB.

The accounting policies applied in these condensed interim financial statements are consistent with those applied in the preparation of the financial statements for the year ended December 31, 2016.

These financial statements were approved by the board of directors for issue on August 11, 2017.

3.       Cash and cash equivalents

Cash and cash equivalents comprise cash on hand and guaranteed investment certificates with initial maturities of less than three months. The Company did not have cash equivalents on June 30, 2017 or December 31, 2016.

As at June 30, 2017, the Company’s’ cash balance included USD$ 3,063,580 (or $3,977,601) (December 31, 2016 - USD$3,297,492 (or $4,433,972)).

4.       Short-term investment

As at June 30, 2017, the Company’s short-term investments mainly consisted of a guaranteed investment certificate of $1,541,316 that will mature on December 29, 2017. The yield on this investment is 0.825%.

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Minco Gold Corporation

Notes to the Condensed Interim Financial Statements

For the three and six months ended June 30, 2017, and 2016

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

5.       Investments at fair value

During the six months ended June 30, 2017, the Company bought and sold common shares of a public company and realized a profit of $46,991.

The Company also acquired a portfolio of common shares, partnership units, and warrants of public and private entities. Details are as follows

	December 31, 2016	Addition	Fair value adjustment/ unrealized profit	June 30, 2017
	$	$	$	$
Current: (investment in public entities)
- Shares of Minco Silver Corp. (i)	11,770,000	-	660,000	12,430,000
- Shares and partnership units (ii)	-	1,572,248	307,395	1,879,643
- Share purchase warrants (ii)	-	150,000	75,000	225,000
Total, current	11,770,000	1,806,481	1,042,395	14,534,643
Non-current: (investment in a private entity)
- Shares and warrants (iii)	537,860	-	(18,520)	519,340
Total	12,307,860	1,806,481	1,023,875	15,053,983

(i) Including to the Company’s investment in public entities are 11,000,000 common shares of Minco Silver Corporation (“Minco Silver”), a Canadian public company. The Company’s interest on Minco Silver was 18.13% ownership on June 30, 2017 and 18.26 % on December 31, 2016. The Company applied the equity method to account for this investment until November 11, 2016 when the Company started to account for this investment at fair value through profit or loss (“FVTPL”) (Note 6).

(ii) The Company also acquired common shares, partnership units, and share purchase warrants of five public entities from open market during the six months ended June 30, 2017.

The Company considers the closing price of public company’s common share at each reporting date as their fair values.

The Company apply Black-Scholes option pricing model to value public company’s share purchase warrants at the reporting date.

(iii) In December, 2016, the Company acquired 5.9% or 400,000 units (“Unit”) of El Olivar Imperial SAC (“El Olivar”), a privately held Peruvian corporation, for USD 400,000 ($537,860).

One director of the Company is also a director, an officer, and a controlling shareholder of EI Olivar.

Since there were no significant changes with respect to EI Olivar’s operating environment during the six months ended June 30, 2017 that may cause a material change to El Olivar’s fair value, it is management’s judgement that the cost of the investment in EI Olivar (USD 400,000) approximated its fair value as at June 30, 2017, except for the changes caused by change in the foreign exchange rate between US dollars and Canadian dollars.

Subsequent to the period ended June 30, 2017 and up to the date of this report, the Company has used $523,446 to acquire common shares of three public entities from open market with resources on hands.

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Minco Gold Corporation

Notes to the Condensed Interim Financial Statements

For the three and six months ended June 30, 2017, and 2016

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

6.       Investment in an associate

The Company is considered to have significant influence on Minco Silver through common officers and a common director. The Company accounted for its investment in Minco Silver using the equity method up to November 11, 2016, when the Company met the definition of an investment entity and commenced accounting for this investment at FVTPL (Note 1 and 5).

As at November 11, 2016, the date on which the Company met the criteria of an investment entity, the Company reviewed the corporate developments of Minco Silver, including the activities post acquisition of the Changkeng project, and an increase in the market value of Minco Silver’s share price since year ended December 31, 2015. Based on this review, management determined no indicators of impairment or indicators of reversal were present.

As at November 11, 2016, June 30, 2016 and December 31, 2015, the Company owned 11,000,000 common shares of Minco Silver.

Following is a summary of Minco Silver’s income statement for the comparative three and six months ended June 30, 2016.

	Three months ended June 30, 2016	Six months ended June 30, 2016
	$	$
Administrative expenses	(659,124)	(1,448,478)
Interest income	185,547	362,274
Net loss for the period	(284,481)	(2,452,540)
Other comprehensive loss for the period	(2,816,378)	(8,598,575)
Comprehensive loss for the period	(3,100,859)	(11,051,115)

7.	Share capital
a.	Common shares and contributed surplus

Authorized: 100,000,000 common shares without par value

b.	Stock options

Minco Gold may grant options to its directors, officers, employees and consultants under its stock option plan (the “Stock Option Plan”) which was recently revised and approved by shareholders on June 27, 2017 at the Company’s annual general meeting. The Company’s board of directors grants such options for periods of up to ten years, with vesting periods determined at its sole discretion and at prices not less than the closing price on the grant date less the maximum discount permitted under the TSX Policy applicable to options. These options are equity-settled. The maximum number of common shares reserved for issuance under the Stock Option Plan is 10,152,976.

During the six months ended June 30, 2017, the Company granted stock options to employees, consultants and directors for the purchase of 2,000,000 common shares at an exercise price of

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Minco Gold Corporation

Notes to the Condensed Interim Financial Statements

For the three and six months ended June 30, 2017, and 2016

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

7.	Share capital (continued)

b. stock option (continued)

$0.24 per common share. These options vest over an 18-month period from the issue date and will expire on February 6, 2022 if unexercised.

A summary of the options outstanding is as follows:

	Number outstanding	Weighted average exercise price
		$
January 1, 2016	6,589,834	0.72
Exercised	(152,000)	0.26
Forfeited	(72,000)	0.47
Expired	(1,122,500)	2.17
Balance, December 31, 2016	5,243,334	0.43
Granted	2,000,000	0.24
Expired	(1,245,000)	0.67
Balance, June 30, 2017	5,998,334	0.32

The weighted average share price on the date of exercise was $Nil during the six months ended June 30, 2017 (2016 - $0.26). As at June 30, 2017, there was $149,218 (December 31, 2016- $6,662) of total unrecognized compensation cost relating to unvested stock options.

Options outstanding				Options exercisable

Range of exercise prices	Number outstanding	Weighted average remaining contractual life (years)	Weighted average exercise price	Number exercisable	Weighted average exercise price
$			$		$
0.18 - 0.24	3,003,334	4.14	0.24	1,003,334	0.24
0.25 - 0.42	895,000	1.55	0.26	895,000	0.26
0.43 - 0.46	2,100,000	0.49	0.46	2,100,000	0.46
	5,998,334	2.47	0.32	3,998,334	0.36

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Minco Gold Corporation

Notes to the Condensed Interim Financial Statements

For the three and six months ended June 30, 2017, and 2016

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

7.	Share capital (continued)

The Company uses the Black-Scholes option pricing model to determine the fair value of the options granted with the following assumptions:

June 30, 2017
Risk-free interest rate	0.78% - 1.07%
Dividend yield	0%
Volatility	85% - 97%
Forfeiture rate	22%
Estimated expected lives	5 years

Option pricing models require the use of subjective estimates and assumptions including the expected stock price volatility. The stock price volatility is calculated based on the Company’s historical volatility. Changes in the underlying assumptions can materially affect the fair value estimates.

8.	Related party transactions

Trust agreement with Minco Mining (China) Corp. (“Minco China”)

When the Company disposed its Chinese subsidiaries on July 31, 2015 to Minco Silver, the Company ceased to have subsidiaries in China. As a result, the Company entered into a trust agreement with Minco China, a subsidiary of Minco Silver, to hold the interest of certain remaining assets (the “Retained Assets”) in China on behalf of the Company. This trust agreement was eliminated on June 30, 2017 after the net proceeds from the disposition of the Retained Assets in 2016, that was previously held by Minco Silver under this trust agreement, was received by the Company during the six months ended June 30, 2017.

Shared office expenses

Minco Silver, Minco Base Metals Corporation (“MBM”), a company with which the Company’s CEO has significant influence over, and Minco Gold share offices and certain administrative expenses in Vancouver.

Due from related parties

As at June 30, 2017, the Company had the following amounts due from related parties:

•	$21,127 shared office expenses recoverable from Minco Silver (December 31, 2016 - $205,145).

•	$8,745 shared office expenses recoverable from MBM (December 31, 2016 - $18,527)

The amounts due to and due from related parties are unsecured, non-interest bearing and payable on demand.

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Minco Gold Corporation

Notes to the Condensed Interim Financial Statements

For the three and six months ended June 30, 2017, and 2016

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

8.        Related party transactions (continued)

Key management compensation

Key management includes the Company’s directors and senior management. This compensation is included in exploration costs and administrative expenses.

For the three and six month ended June 30, 2017 and 2016, the following compensation was paid and accrued for compensation to key management:

	Three months ended June 30,		Six months ended June 30
	2017	2016	2017	2016
	$	$	$	$
Cash remuneration	74,206	67,880	145,368	137,776
Share-based compensation	87,602	16,387	142,257	53,615
Total	161,808	84,267	287,625	191,391

The above transactions were conducted in the normal course of business.

9.	Financial instruments and fair value measurements

Financial assets and liabilities have been classified into categories that determine their basis of measurement and, for items measured at fair value, whether changes in fair value are recognized in the statement of income or comprehensive income. Those categories are: loans and receivables, other financial liabilities and financial assets measured at fair value through profit or loss.

The following table summarizes the carrying value of financial assets and liabilities at June 30, 2017 and December 31, 2016:

	June 30, 2017	December 31, 2016
	$	$
Fair value through profit and loss
Investments at fair value, current and non-current (note 5)	15,053,983	12,307,860
Loans and receivables
Cash	4,343,259	4,575,119
Short-term investment	1,561,361	3,352,062
Receivables	35,981	169,380
Due from related parties	29,872	223,672
Other Financial Liabilities
Accounts payables and accrued liabilities	115,036	211,427

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Minco Gold Corporation

Notes to the Condensed Interim Financial Statements

For the three and six months ended June 30, 2017, and 2016

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

9.	Financial instruments and fair value measurements (Continued)

Financial assets and liabilities that are recognized on the balance sheet at fair value can be classified in a hierarchy that is based on the significance of the inputs used in making the measurements. The levels in the hierarchy are:

Level 1 - quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 - inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices); and

Level 3 - inputs for the asset or liability that are not based on observable market data (that is, unobservable inputs).

As at June 30, 2017 and December 31, 2016, financial instruments that are not measured at fair value on the balance sheet are represented by cash, short-term investments, receivables, due from related parties, account payable and accrued liabilities. The fair values of these financial instruments approximate their carrying value due to their short-term nature

As at June 30, 2017 and December 31, 2016, the Company's financial assets measured at fair values through profit or loss are classified as follows:

June 30, 2017	Level 1	Level 2	Level 3
	$	$	$
Investments at fair value, current	14,309,643	-	225,000(ii)
Investments at fair value, non-current	-	-	519,340 (i)

December 31, 2016	Level 1	Level 2	Level 3
	$	$	$
Investments at fair value, current	11,700,000	-	-
Investments at fair value, non-current	-	-	537,860 (i)

(i) The measurement of the fair value of investment in EI Olivar Imperial SAC was classified as level 3 as the fair value was estimated based on the latest market transaction value of this investment adjusted for the change in foreign exchange rate between US dollar and Canadian dollar.

(ii) The fair value of certain share purchase warrant has been calculated by using the Black-Scholes option pricing model with certain assumptions applied.

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